UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2012, Sarepta Therapeutics, Inc. (the “Company”) announced via a press release the appointment of Sandesh Mahatme, Senior Vice President, Chief Financial Officer, effective November 5, 2012. In connection with the commencement of his employment, the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of the Company also appointed Mr. Mahatme principal financial officer, replacing Christopher Garabedian in this capacity.

Mr. Mahatme, age 47, joined the Company from Celgene Corporation, a biopharmaceutical company, where from January 2006 to November 2012, he served in various roles, including Senior Vice President of Corporate Development, Corporate Treasurer and Senior Vice President of Tax. While at Celgene, Mr. Mahatme built the treasury and tax functions before establishing the Corporate Development Department, focused on strategic, targeted initiatives including emerging markets, acquisitions and licensing and strategic planning. Prior to working at Celgene, Mr. Mahatme worked for Pfizer Inc., a pharmaceutical company, for eight and a half years in senior roles in Business Development and Corporate Tax. Mr. Mahatme started his career at Ernst & Young LLP where he advised multinational corporations on a broad range of transactions. Mr. Mahatme holds Master of Laws (LL.M.) degrees from Cornell Law School and NYU School of Law and is a member of the New York State Bar Association.

Pursuant to the offer letter entered into by Mr. Mahatme on November 5, 2012 (the “Offer Letter”), he is employed at-will and is entitled to a base annual salary of $425,000 and is eligible to receive an annual bonus of up to 40% of his annual base salary, or $170,000, upon achievement of performance objectives to be determined by the Company’s Chief Executive Officer and the Committee. The maximum annual bonus Mr. Mahatme will be eligible to receive is 150% of his annual target bonus, or $255,000. Mr. Mahatme will also receive initial sign-on bonuses of $130,000 payable within 30 days of the commencement of his employment and $30,000 payable on the first regularly scheduled payroll on or after March 15, 2013, which, in each case, must be repaid if his employment with the Company terminates for any reason on or before November 5, 2013.

After receiving a recommendation from the Company, in accordance with the Offer Letter, the Committee granted Mr. Mahatme an option to purchase 150,000 shares of the Company’s common stock and stock appreciation rights with respect to 100,000 shares of the Company’s common stock on November 5, 2012 at an exercise price equal to the last reported sale price of the Company’s common stock on November 5, 2012. One-fourth of the shares underlying Mr. Mahatme’s option and stock appreciation rights will vest on November 5, 2013 and 1/48th of the shares underlying Mr. Mahatme’s option and stock appreciation rights will vest on each monthly anniversary of the commencement of his employment thereafter, such that the shares underlying the option will be fully vested on November 5, 2016, in each case, subject to Mr. Mahatme’s employment on such anniversary dates.

Mr. Mahatme will also be eligible to enter into the Company’s standard Change in Control and Severance Agreement and to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally. Mr. Mahatme will be reimbursed for documented relocation expenses that are incurred within twelve months of the commencement of his employment up to a maximum of $50,000 in the aggregate and corporate housing expenses for up to twelve months following the commencement of his employment, all of which must be repaid if Mr. Mahatme terminates his employment with the Company for any reason on or before November 5, 2014.

The foregoing description of the Offer Letter is only a summary of its material terms and does not purport to be complete. A copy of the Offer Letter will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

In connection with his appointment, Mr. Mahatme entered into a standard indemnification agreement in the form previously approved by the Board.

A copy of the press release of the Company announcing Mr. Mahatme’s appointment is attached to this Report as Exhibit 99.1.

Item 8.01	Other Events.

On November 5, 2012, the Company announced via a press release the appointment of David Tyronne Howton, Senior Vice President, General Counsel, effective November 5, 2012.

In connection with his appointment, Mr. Howton executed an offer letter and a standard indemnification agreement in the form previously approved by the Board. A copy of Mr. Howton’s offer letter will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

A copy of the press release of the Company announcing Mr. Howton’s appointment is attached to this Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release dated November 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Christopher Garabedian
Christopher Garabedian
President and Chief Executive Officer

Date: November 5, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated November 5, 2012.